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EXHIBIT 11

                            TEAM AMERICA CORPORATION
                     COMPUTATION OF EARNINGS PER COMMON AND
                             COMMON EQUIVALENT SHARE

                                            THREE MONTHS              SIX MONTHS
                                         ENDED SEPTEMBER 30,       ENDED SEPTEMBER 30,
                                         1997         1996          1997          1996
                                    ------------- ------------- ------------- -------------
NET INCOME                             $  172,792    $  185,128    $  736,150    $  456,131
                                    ============= ============= ============= =============
SHARES:

  Weighted average number of shares
    outstanding during the period       3,501,686     2,087,848     3,404,750     2,088,768

  Shares issuable upon the exercise
    of stock options less shares
    repurchased from the proceeds            --            --            --            --
                                    ------------- ------------- ------------- -------------
  Common and Common
    equivalent shares outstanding       3,501,686     2,087,848     3,404,750     2,088,768
                                    ============= ============= ============= =============

EARNINGS PER COMMON SHARE              $     0.05    $     0.09    $     0.22    $     0.22
                                    ============= ============= ============= =============




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